eNucleus Announces $1.5 Million License Agreement
February 17, 2004

CHICAGO--eNucleus, Inc. (OTCBB ENCU) a next generation software company today announced the completion of a licensing agreement for the use of the PrimeWire benefits administration application platform.

eNucleus through its PrimeWire subsidiary is an industry leading software company which has built the most robust benefits administration application servicing brokers, insurance companies, marketing organizations, payroll service bureaus and enrollment firms who want to service the benefits administration needs of its clientele.

Under the terms of the Agreement, eNucleus will receive cash and a royalty payment for the next five years. "As a testament to our acquisition strategy and the robust application acquired from our asset purchase of PrimeWire we are proud to announce a licensing agreement with one of the only profitable benefits outsourcing companies in the market today," stated John Paulsen, eNucleus' CEO. "We are beginning to move the company into the direction of empowering ASP providers, insurance companies, and others with the most advanced technology available for the employee benefits industry.

"Due to an agreement, eNucleus is precluded from releasing the name of the client for 30 days. However, our new licensee is profitable and is easily recognized as a leader in outsourced benefits administration marketplace. The name will be released in the companies 10Q," said Robert Steele, Chief Marketing Officer for eNucleus.

About eNucleus

eNucleus (www.eNucleus.com) is a next generation application company delivering robust software solutions to companies in specific market verticals. The seamless and immediate exchange of critical business information provided by our software solutions allows our clients to run their businesses with maximum efficiency and profitability.


The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact Information:

eNucleus, Inc.
John Paulsen, 231.439.2708

www.enucleus.com